Exhibit 4.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEEKAY OFFSHORE GP L.L.C.

A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

Dated as of [●], 2017

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS LIMITED LIABILITY COMPANY AGREEMENT AMONG THE MEMBERS OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

TABLE OF CONTENTS

ARTICLE I Definitions		1
1.1	Definitions	1
1.2	Other Definitional Provisions	9

ARTICLE II Organization of the Company		9
2.1	Formation	9
2.2	Name	9
2.3	Registered Address; Agent	10
2.4	Principal Office	10
2.5	Term	10
2.6	Purposes and Powers	10

ARTICLE III Management of the Company		10
3.1	Board of Directors	10
3.2	Officers	20
3.3	Fiduciary Duties	22
3.4	Performance of Duties; Liability of Directors and Officers	22
3.5	Indemnification	23
3.6	Prospective Amendments	24

ARTICLE IV Members		24
4.1	Registered Members	24
4.2	Limitation of Liability	24
4.3	Withdrawal; Resignation	24
4.4	Death of a Member	24
4.5	Authority	25
4.6	Outside Activities	25
4.7	No Effect on Lending Relationship	25

ARTICLE V Shares; Membership		25
5.1	Shares Generally	25
5.2	Authorization of Shares	26
5.3	Issuance of Shares	26
5.4	New Members from the Issuance of Shares	26
5.5	Option Exercise; Right of Repurchase; Right of First Offer	26
5.6	Drag Rights	30
5.7	Share Ownership	31
5.8	Preemptive Rights	31

ARTICLE VI Capital Contributions and Capital Accounts		32
6.1	Capital Contributions	32
6.2	Capital Accounts	32
6.3	Negative Capital Accounts	34

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6.4	No Withdrawal	34
6.5	Loans from Members	34
6.6	Status of Capital Contributions	34

ARTICLE VII Distributions		34
7.1	Generally	34
7.2	Distributions	35
7.3	Withholding Taxes	35

ARTICLE VIII U.S. Tax Allocations		35
8.1	Allocations of Profits and Losses	35
8.2	Regulatory and Special Allocations	35
8.3	Curative Allocations	36
8.4	Tax Allocations	36

ARTICLE IX Elections and Reports		37
9.1	Generally	37
9.2	Fiscal Year	37
9.3	Bank Accounts	38
9.4	Tax Status	38
9.5	Reports	38
9.6	Tax Elections	38
9.7	Tax Controversies	39
9.8	Passive Foreign Investment Company	39

ARTICLE X Dissolution and Liquidation		40
10.1	Dissolution	40
10.2	Liquidation	40

ARTICLE XI Transfer of Shares		42
11.1	Restrictions	42
11.2	General Restrictions on Transfer	42
11.3	Procedures for Transfer	43
11.4	Legend	43
11.5	Limitations	43

ARTICLE XII Certain Agreements		44
12.1	Financial Statements and Confidentiality	44

ARTICLE XIII Miscellaneous Provisions		46
13.1	Notices	46
13.2	Governing Law	47
13.3	No Action for Partition	47
13.4	Headings and Sections	47
13.5	Amendments	47

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13.6	Interpretation	48
13.7	Binding Effect	48
13.8	Counterparts; Email and Facsimile	48
13.9	Severability	48
13.10	Remedies	48
13.11	Business Days	49
13.12	Waiver of Jury Trial	49
13.13	No Strict Construction	49
13.14	Entire Agreement and Incorporation by Reference	49
13.15	Parties in Interest	49
13.16	Venue and Submission to Jurisdiction	49
13.17	Further Assurances	50
13.18	Compliance	50
13.19	No Vote to Remove the General Partner	50
13.20	Successor Corporation	50

SCHEDULES:

Schedule A	Members Schedule as of [●], 2017
Schedule B	Officers of the Company as of [●], 2017
Schedule C	Consents

EXHIBITS:

Exhibit A	Certificate of Formation
Exhibit B	Form of Joinder to Second Amended and Restated Limited Liability Company Agreement

iii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEEKAY OFFSHORE GP L.L.C.

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2017 (the “Effective Date”), of Teekay Offshore GP L.L.C., a Marshall Islands non-resident domestic limited liability company (the “Company”), is by and among Teekay Holdings Limited, a Bermuda corporation (“TK”), and Brookfield TK TOGP L.P., a Bermuda limited partnership (“Brookfield”).

WHEREAS, the Company was formed on August 25, 2006 pursuant to the Act, subject to a Limited Liability Company Agreement, dated as of August 25, 2006 (as subsequently amended and restated on December 19, 2006 and further amended on February 25, 2008 and February 29, 2008, the “Limited Liability Company Agreement”);

WHEREAS, TK and Brookfield are parties to that certain Investment Agreement, dated as of [●], 2017 (the “Investment Agreement”), pursuant to which, among other things, TK has agreed to sell, transfer and assign, and Brookfield has agreed to purchase, 49% of the limited liability company interests in the Company;

WHEREAS, TK, as the existing sole Member, and Brookfield now desire to amend and restate the Limited Liability Company Agreement in its entirety upon the terms and conditions stated below and, upon the execution and delivery of this Agreement, TK and Brookfield will represent all of the Members of the Company, each holding such percentage of Shares as set forth next to its name on Schedule A attached hereto;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Limited Liability Company Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Definitions

1.1    Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“Act” means the Marshall Islands Limited Liability Company Act of 1996 of the Republic of the Marshall Islands Associations Law, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i)    Crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2 (g)(1), and 1.704-2(i); and

(ii)    Debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Brookfield Members or any of their respective Affiliates, (ii) Teekay Corporation and its Subsidiaries shall not be deemed to be Affiliates of the Brookfield Members or any of their respective Affiliates, and (iii) portfolio companies (provided such portfolio companies have material operations other than the operations of the Company and the Limited Partnership) in which any of the Brookfield Members or any of their respective Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the Brookfield Members or the Brookfield Members’ respective Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing..

“Bankruptcy” means, with respect to a Member, that (i) such Member has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Member an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for U.S. federal income tax purposes, except as follows:

(a)    The initial Book Value of any Company asset contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)    The Book Value of each Company asset may be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if the Board reasonably determines in good faith that such adjustment is necessary or appropriate to reflect the Members’ relative economic interests in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Shares unless the Board reasonably determines in good faith that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) such other times as the Board shall reasonably determine in good faith are necessary or advisable to comply with the Treasury Regulations under Subchapter K of Chapter 1 of the Code;

(c)    The Book Value of a Company asset distributed to any Member shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

(d)    The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)    If the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Brookfield Majority Holders” means, at any time, a Brookfield Member or Brookfield Members that own a majority of the Shares owned by all of the Brookfield Members at such time.

“Brookfield Member” means, collectively, any Member that is either Brookfield or a controlled Affiliate of Brookfield (including any investment fund, co-investment vehicles and/or similar vehicles or accounts, in each case managed by Brookfield Capital Partners LLC or its Affiliates) or any of their respective successors (but not including, however, any portfolio companies of any of the foregoing).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in the State of New York.

“Canadian Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, 5th Supplement, c.1, as amended from time to time.

“Capital Account” means the capital account maintained for a Member pursuant to Section 6.2.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member, whenever made.

“Certificate” means the Certificate of Formation (as herein defined) of the Company, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Limited Partnership, dated as of August 30, 2006.

“Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

“Common Units” means the common units of the Limited Partnership having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in the Limited Partnership Agreement.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board.

“Director Qualification Standards” means (a) any requirements generally applicable to all of the Directors regarding service as a Director of the Company under applicable law or the rules and regulations of any securities exchange of which the Company or the Limited Partnership is then subject, as the same may be amended, modified or supplemented, and (b) any additional qualification standards established by the Board for eligibility of individuals to serve as Directors (there being none under this clause (b) as of the date hereof).

“Equity Interest” means the ownership interest (including the limited liability company interest) of a Member in the Company, including such Member’s right (A) to distributions from the Company, including on a liquidation of the Company, (B) to an allocation of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Company for U.S. tax purposes, (C) to vote on, consent to or otherwise participate in any decision of the Members and (D) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Exercise Date” has the meaning set forth in Section 5.5(a).

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction, as reasonably determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“General Partner Interest” means the ownership interest of the Company in the Limited Partnership in its capacity as a general partner and without reference to any limited partner interest in the Limited Partnership held by the Company or its Affiliates.

“Governmental Entity” means any (i) federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission or other entity or self-regulatory organization or (ii) arbitral body (public or private).

“Incentive Distribution Right” means Incentive Distribution Right as defined in the Limited Partnership Agreement.

“Independent Director” means a Director who would be considered an “independent director” under (a) NYSE Rule 303A.02 in effect at the time such Person is elected to the Board as such rule may be amended, supplemented or replaced from time to time (whether by final rule or otherwise), (b) the Company’s corporate governance guidelines or similar policy and (c) any other applicable law, rule or regulation mandating the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular Board committee or directors fulfilling a particular function. In no event will any Person be deemed an Independent Director who is, or at any time during the previous three years was, an officer or employee of the Company, the Limited Partnership or their respective Subsidiaries. For purposes of Section 3.1(c)(i) hereof, in no event will any Person be deemed an Independent Director who is, or at any time during the previous three years was, an officer, director, employee, consultant or contractor of, or who otherwise has or had during the previous three years a material business or financial relationship with Teekay Corporation or any of its Affiliates.

“Licensing Agreement” means the Licensing Agreement, dated as of the date hereof, among the Limited Partnership and Teekay Corporation.

“Liens” means any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature.

“Limited Partnership” means Teekay Offshore Partners L.P., a Republic of the Marshall Islands limited partnership.

“Limited Partnership Agreement” means the Limited Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, dated as of June 29, 2016, as amended from time to time.

“Losses” has the meaning set forth in Section 6.2.

“Majority of the Board” means, at any time, a combination of any of the then Directors constituting at least a majority of the votes of all of the Directors who are then elected and qualified and remaining on the Board.

“Majority of the Committee” means, with respect to any committee of the Board, at any time, a combination of any of the then Directors constituting at least a majority of the votes of all of the Directors who are then appointed and qualified and remaining on such Committee.

“Managers” has the meaning set forth in Section 3.1(a).

“Master Services Agreement” means that master services agreement among the Limited Partnership, the Company, Teekay Corporation and Brookfield TK TOLP L.P. dated as of the date hereof.

“Member” means each Person identified on the Members Schedule as of the date hereof who is a party to or is otherwise bound by this Agreement and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Minimum Gain” with respect to each Member Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Member Nonrecourse Debt was treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b), substituting the term “Company” for the term “partnership” as the context requires.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other unincorporated entity, association or group.

“Principal Market” means the New York Stock Exchange, or such other U.S. national securities exchange on which the Common Units are then listed (or admitted to trading).

“Profits” has the meaning set forth in Section 6.2.

“Registration Rights Agreement” means the registration rights agreement between the Limited Partnership, Teekay Corporation and Brookfield TK TOLP L.P. dated as of the date hereof.

“Share” means a share representing a fractional portion of the Equity Interests of all the Members and having the rights set forth in this Agreement and the Equity Interests represented by such Share shall be determined in accordance with such rights and the other terms of this Agreement. There shall only be a single class, and no series, of Shares of the Company.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Matters Partner” has the meaning set forth in Section 9.7.

“Taxable Year” means the Company’s taxable year ending on December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“Teekay Corporation” means Teekay Corporation, a Republic of the Marshall Islands corporation.

“TK Event of Default” means, with respect to any TK Member:

(a)    Bankruptcy;

(b)    the entry of a plea of guilty or no contest or finding or admission of guilt, or agreement to a non-prosecution agreement, deferred prosecution agreement, leniency agreement, civil, criminal, or regulatory settlement or administrative order or acceptance of any fine with respect to a charge by a Governmental Entity that, in each case, could reasonably be expected to have a material and adverse impact on the business, operations, or reputation of the Company or the Limited Partnership; or

(c)    a material violation or breach of, or default under, this Agreement or the Master Services Agreement by the TK Member or any of its Affiliates if such violation, breach or default is not curable or, if curable, is not cured on or prior to the date which is 30 days following written notice thereof given by Brookfield to TK.

“TK Majority Holders” means, at any time, a TK Member or TK Members that own a majority of the Shares owned by all of the TK Members at such time.

“TK Member” means, collectively, any Member that is TK, Teekay Corporation or a controlled Affiliate thereof.

“Transfer” means any sale, transfer, conveyance, assignment, gift, delivery or other disposition.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“VWAP Price” means, as of the applicable date of determination, the dollar volume-weighted average price of a Common Unit on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC, in each case for the thirty (30) most recent trading days. If the VWAP Price cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Member. If the Company and the applicable Member are unable to agree upon the fair market value of such security, then the VWAP Price will be determined by an independent accounting, appraisal, investment banking firm or consultant of nationally recognized standing in the United States retained by the Company and approved by the applicable Member for such purpose. All such determinations shall be appropriately adjusted for any unit distribution, unit split, unit combination or other similar transaction during the applicable calculation period. When applying VWAP to a Member’s Equity Interest in the Company, the economic interest shall be valued on the basis of a Common Unit in the Limited Partnership.

“Warrants” means warrants issued by the Limited Partnership or Teekay Holdings Limited, as applicable, pursuant to the terms and provisions of (i) the Warrant Agreement, dated as of [●], 2017, between the Limited Partnership and Brookfield TK TOLP L.P. and (ii) the Warrant Agreement, dated as of [●], 2017, between Teekay Holdings Limited and Brookfield TK TOLP L.P.

1.2    Other Definitional Provisions. Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement. Defined terms used in this Agreement in the singular shall import the plural and vice versa.

ARTICLE II

Organization of the Company

2.1    Formation.

(a)    The Company was formed on August 25, 2006 as a Marshall Islands non-resident domestic limited liability company upon the filing of the certificate of formation, as attached as Exhibit A hereto (the “Certificate of Formation”), pursuant to the Act with the Republic of the Marshall Islands Registrar of Corporations. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

(b)    Any officer of the Company as an “authorized person” within the meaning of the Act, is hereby authorized, at any time that the applicable Member(s) have approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Act.

(c)    The Company shall, to the extent permissible, elect to be treated as a partnership for United States federal, state and local income tax purposes. Each Member and the Company shall file all United States tax returns and shall otherwise take all United States tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. To the extent permitted by law, the Company shall not be deemed a partnership or joint venture for any purpose other than for U.S. federal, state and local income tax purposes.

2.2    Name. The name of the Company is “Teekay Offshore GP L.L.C.” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company”, “LLC” or “L.L.C.”.

2.3    Registered Address; Agent. Except as the Board of Directors may designate from time to time in the manner provided by law, the address of the Company’s registered agent in the Marshall Islands shall be the Trust Company Complex, Ajeltake Islands, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the name of the Company’s registered agent at such address shall be the Trust Company of the Marshall Islands, Inc.

2.4    Principal Office. The principal office and the mailing address of the Company shall be Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda.

2.5    Term. The Company commenced on August 25, 2006 and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

2.6    Purposes and Powers. The purposes and character of the business of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the Act, provided such business is, in the reasonable discretion of the Board, necessary or appropriate to facilitate its role as general partner of the Limited Partnership. The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under the Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the Republic of the Marshall Islands.

ARTICLE III

Management of the Company

3.1    Board of Directors.

(a)    Establishment. There is hereby established a committee (the “Board” or the “Board of Directors”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement. Each Director shall be entitled to one vote. Directors need not be residents or citizens of the Marshall Islands. Each Director shall constitute a “manager” of the Company for purposes of the Act (collectively, the “Managers”), provided that at all times each of the Managers shall act in conformity with the authority and duties of the Directors and/or Board as specified in this Agreement.

(b)    Powers of the Board. Subject to (and except as set forth in) Section 3.1(h) and except for decisions or actions requiring the approval of the Members by non-waivable provisions of the Act or applicable law, the business and affairs of the Company shall be managed by or under the direction of the Board, and all actions outside of the ordinary course of business of the Company to be taken by or on behalf of the Company shall require the approval of a Majority of the Board. Notwithstanding anything in this Agreement to the contrary, the Board shall conduct the affairs and governance of the Company so that (i) the Company is not a resident of Canada for purposes of the Canadian Tax Act, (ii) neither the Company nor the Limited Partnership is carrying on business in Canada for purposes of the Canadian Tax Act and (iii) the Company is not doing business in the Republic of the Marshall Islands.

(c)    Number of Directors; Term of Office. As of the date hereof, and at all times prior to the Exercise Date, the authorized number of Directors of the Board is, and shall be, nine Directors. On and after the Exercise Date, the authorized number of Directors of the Board may be changed by a Majority of the Board to any of five to fifteen Directors (inclusive). The Directors shall, except as hereinafter otherwise provided for, be elected (and removed and replaced, if applicable) by Members holding a majority of the outstanding Shares and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal. As of the date hereof, the Directors are [●], [●], [●], [●], [●], [●], [●], [●] and [●], and each such Person shall hold office as a Director until his respective successor is elected and qualified or until his earlier death, resignation or removal. Notwithstanding the foregoing:

(i)    At all times prior to the Exercise Date, the TK Majority Holders will have the right to elect five Directors (each Director elected pursuant to the terms hereof by the TK Majority Holders, a “TK Director”), provided that three of such TK Directors must be Independent Directors and must be approved by the Brookfield Majority Holders (which approval shall not be unreasonably withheld); on and after the Exercise Date, for so long as the TK Members own at least 10% of the outstanding Common Units, on a fully-diluted basis, the TK Majority Holders will have the right to elect two TK Directors; on and after the later of (a) the Exercise Date and (b) the date on which the TK Members first no longer own 10% of the outstanding Common Units, on a fully-diluted basis, for so long as the Licensing and Franchising Agreement has not been terminated, the TK Majority Holders will have the right to elect one TK Director. The TK Directors as of the date hereof are [●], [●], [●], [●] and [●], of whom [●], [●] and [●] represent Independent Directors. The election rights set forth in this clause (i) are referred to as the “TK Election Rights.”

(ii)    At all times prior to the Exercise Date, the Brookfield Majority Holders will have the right to elect four Directors (each, a “Brookfield Director”) and, on and after the Exercise Date, for so long as the Brookfield Members own at least 10% of the outstanding Common Units, on a fully-diluted basis, the Brookfield Majority Holders will have the right to elect two Brookfield Directors. The Brookfield Directors as of the date hereof are [●], [●], [●] and [●]. The election rights set forth in this clause (ii) are referred to as the “Brookfield Election Rights.”

(iii)    Each Member, upon the request of any other Member, shall vote (or, if requested by the Company, execute a written consent with respect to) all Shares over which such Member has control and shall promptly take all other necessary or desirable actions within such Member’s control to elect to the Board any individual elected pursuant to subclauses (i) or (ii) above.

(iv)    Subject to other provisions of this clause (iv), TK Directors may be removed and replaced by, and only by, the TK Majority Holders, with or without cause, subject to the provisos in clause (c)(i) above. If the number of TK Directors then in office exceeds the number of TK Directors that the TK Majority Holders then may elect pursuant to the TK Election Rights, then, at the written request of the Brookfield Majority Holders, one of the TK Directors, as specified by the TK Majority Holders (or, if the TK Majority Holders fails to do so within five (5) Business Days of such requirement not being satisfied, as specified by the Brookfield Majority Holders), shall immediately resign, and the Members shall cause such TK Director immediately to resign, from the Board effective as of the receipt of such notice, and if such TK Director does not resign, the TK Members shall remove such TK Director. The same shall be repeated until the number of TK Members does not exceed the number of TK Directors that the TK Majority Holders then may elect pursuant to the TK Election Rights. Subject to the other provisions of this clause (iv), Brookfield Directors may be removed and replaced by, and only by, the Brookfield Majority Holders, with or without cause. If the number of Brookfield Directors then in office exceeds the number of Brookfield Directors that the Brookfield Majority Holders then may elect pursuant to the Brookfield Election Rights, then, at the written request of the TK Majority Holders, one of the Brookfield Directors, as specified by the Brookfield Majority Holders (or, if the Brookfield Majority Holders fails to do so within five (5) Business Days of such requirement not being satisfied, as specified by the TK Majority Holders), shall immediately resign, and the Members shall cause such Brookfield Director immediately to resign, from the Board effective as of the receipt of such notice, and if such Brookfield Director does not resign, the Brookfield Members shall remove such Brookfield Director. Each TK Director and each Brookfield Director shall satisfy the Director Qualification Standards.

(v)    A Director may resign at any time by giving written notice to such effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Director or any vacancy for any other reason (including due to the authorization by the Board of a newly created directorship) and not filled by the Person(s) with the right to elect such Director pursuant to Sections 3.1(c)(i) or 3.1(c)(ii) may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected and qualified pursuant to Sections 3.1(c)(i) or 3.1(c)(ii) or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the Person or Persons, if any, which have the right to elect such Director pursuant to Sections 3.1(c)(i) or 3.1(c)(ii), as the case may be.

(vi)    Notwithstanding anything in this Agreement to the contrary, (i) each Director shall be a natural person and (ii) at all times a majority of the Directors shall be persons who are not residents of Canada for the purposes of the Canadian Tax Act (except in the case of the death, resignation or dismissal of one or more Directors who are not residents of Canada for purposes of the Canadian Tax Act, provided that within 21 days of any such death, resignation or dismissal either (1) one or more new non-resident Directors shall be elected to replace each non-resident Director who died, resigned or was dismissed or (2) one or more Directors who are residents of Canada for purposes of the Canadian Tax Act shall resign to achieve the required non-resident majority).

(d)    Meetings of the Board. The Board shall meet at such time and at such place as the Board may designate; provided that all meetings of the Board shall take place outside of Canada. Special meetings of the Board shall be held on the call of the Chairman (as herein defined), any Director or the Company’s Chief Executive Officer or President upon at least three Business Days (if the meeting is to be held in person) or forty-eight hours (if the meeting is to be held by telephone communications or video conference) written notice to the Directors, or upon such shorter notice as may be approved by all of the Directors. Subject to the second sentence of clause (i) below, any director may participate in any Board (or Board committee) meeting by telephone communications or video conference. Any Director may waive such notice as to himself or herself before or after the meeting. A record shall be maintained by the Company of each meeting of the Board.

(i)    Conduct of Meetings. Any meeting of the Directors may be held in person, telephonically or by video conference. Any Board meeting held telephonically or by video conference must originate outside of Canada and a majority of the Directors participating in such meeting in person or by call or video must participate from or at a location outside Canada, and such meeting shall be deemed held at the place from where such call or video conference originated.

(ii)    Quorum. A Majority of the Board shall constitute a quorum of the Board for purposes of conducting business; provided, however, that such quorum shall be properly constituted only if a majority of the Directors included in such quorum are not residents of Canada for purposes of the Canadian Tax Act; provided, further, that, prior to the Exercise Date, a Brookfield Director must be present for such Directors to constitute a quorum, subject to the last sentence of this Section 3.1(d)(ii). A Director may vote or be present at a meeting either in person or by proxy. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting and a majority of the Directors participating at such meeting must not be residents of Canada for purposes of the Canadian Tax Act. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time and shall promptly give notice to the Directors not present at the meeting of when the meeting will be reconvened. If such notice is given and the reconvened meeting is held at least 48 hours after the suspended meeting at which a quorum was not present and notice was given, then, at such reconvened meeting, the presence of at least one Brookfield Director will not be required in order for a quorum to be present (so long as all other quorum requirements provided for in this Section 3.1(d)(ii) are met); provided, however, that the only business that may be conducted at such reconvened meeting is the business specifically set forth in the original agenda for the suspended meeting.

(iii)    Attendance and Waiver of Notice. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv)    Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent (which may include consent by electronic transmission, including email) of all of the Directors; provided, however, that the last Director to execute such consent shall not have done so while in Canada and each such consent shall include the location and the date of such Consent. Subject to any applicable requirements of Section 3.1(h), any such action taken by the Board without a meeting shall be effective only if the consent or consents set forth the actions so taken and are in writing and are consented by each member of the Board. For purposes of this Section 3.1(d)(iv), an “action” of the Board shall include any approval, consent or authorization of, or any other action taken by, the Board.

(e)    Compensation of the Directors. Any Director who is not an employee of the Company or any of its Subsidiaries (including the Limited Partnership) (“Outside Directors”) shall be entitled to receive such reasonable compensation (if any) from the Company for his or her services as such a Director of the Company as may be from time to time approved by the Board, which compensation may include a fixed sum. Each Director shall be entitled to reimbursement from the Company for reasonable and documented out-of-pocket expenses of attendance at each regular or special meeting of the Board pursuant to the terms of any expense reimbursement policy approved by the Board (if any). The Company shall maintain, in full force and effect, directors’ and officers’ liability insurance on customary terms. Each Director shall be covered as an insured director, in such a manner as to provide each Director in his capacity as a Director with rights and benefits under all directors’ and officers’ insurance policies no less favorable than those provided to any other Directors. The Company shall enter into indemnification agreements with each Director to agree to indemnify such Director, to the fullest extent permitted by law, subject to customary terms and provisions, from and against all liabilities, costs, expenses, losses, claims, damages or similar events related to the fact that such person is or was a Director. Each Director shall be entitled to indemnification rights pursuant to his respective indemnification agreement no less favorable than indemnification rights provided to any other Director. Any Director that is not an Outside Director shall not receive any salary or other compensation for his or her service as a Director, provided, that nothing contained in this Agreement shall be construed to preclude any Director (including the Chief Executive Officer) from serving the Company, the Limited Partnership or any of their respective Subsidiaries in any other capacity and receiving compensation for such service or from being reimbursed by the Company or any of its Subsidiaries for reasonable and documented out-of-pocket expenses of such Director in connection with being a member of the Board.

(f)    Chairman of the Board. A Majority of the Board may appoint one of the Directors to serve as the Chairman of the Board (the “Chairman”). The Chairman shall be a natural person who is not a resident of Canada for purposes of the Canadian Tax Act, and shall be authorized to, and shall, act in such capacity only outside of Canada. At any time, the Chairman, if any, can be removed from his or her position as Chairman by a Majority of the Board. The Chairman, in his or her capacity as the Chairman of the Board, shall not have any of the rights or powers of an officer of the Company, nor shall the Chairman have any additional voting rights. The Chairman shall preside at all meetings of the Board and at all meetings of the Members at which he or she shall be present.

(g)    Committees of the Board.

(i)    The Board may create such committees of the Board as it may, from time to time, deem necessary, appropriate or advisable, in its sole discretion, to carry on the affairs of the Company. Subject to the other provisions of this Section 3.1(g), the Board, in its sole discretion, may establish and change the authority and responsibilities of such committees and may adopt one or more charters governing the size, authority and responsibilities, among other things, of such committee.

(ii)    With respect to any committee of the Board, a Majority of the Committee shall constitute a quorum of such committee for purposes of conducting business; provided, however, that such quorum shall be properly constituted only if (A) a majority of the Directors included in such quorum are not residents of Canada for purposes of the Canadian Tax Act and (B) if a Brookfield Director is a member of such committee, at least one of the Directors included in such quorum is a Brookfield Director. A Director may vote or be present at a meeting of a committee of the Board either in person or by proxy. At all times when a committee of the Board is conducting business at a meeting of such committee, a quorum of the committee must be present at such meeting and a majority of the Directors participating at such meeting must not be residents of Canada for purposes of the Canadian Tax Act. If a quorum shall not be present at any meeting of a committee of the Board, then the Directors present at the meeting may adjourn the meeting from time to time and shall promptly give notice to the committee members not present at the meeting of when the meeting will be reconvened. If such notice is given and the reconvened meeting is held at least 48 hours after the suspended meeting at which a quorum was not present and notice was given, then, at such reconvened meeting, the presence of at least one Brookfield Director will not be required in order for a quorum to be present (so long as all other quorum requirements provided for in this Section 3.1(g)(ii) are met); provided, however, that the only business that may be conducted at such reconvened meeting is the business specifically set forth in the original agenda for the suspended meeting.

(iii)    Any meeting of a committee of the Board may be held in person, telephonically or by video conference. Any in person meeting of a committee of the Board shall be held outside Canada. Any meeting of a committee of the Board held telephonically or by video conference must originate outside of Canada and a majority of the Directors participating in such meeting in person or by call or video must participate from or at a location outside Canada, and such meeting shall be deemed held at the place from where such call or video conference originated.

(iv)    Notwithstanding any provision contained in this Agreement to the contrary, any action of a committee of the Board may be taken by written consent (which may include consent by electronic transmission, including email) of all of the Directors comprising such committee without a meeting; provided, however, that the last Director to execute such consent shall not have done so while in Canada and each such consent shall include the location and the date of such Consent. Subject to any applicable requirements of Section 3.1(h), any such action taken by any such committee of the Board without a meeting shall be effective only if the consent or consents set forth the actions so taken and are in writing and are consented by each member of such committee of the Board. For purposes of this Section 3.1(g)(iv), an “action” of a committee of the Board shall include any approval, consent or authorization of, or any other action taken by, such committee of the Board.

(v)    Notwithstanding anything in this Agreement to the contrary, each member of the Conflicts Committee (as defined in the Limited Partnership Agreement) shall meet the independence requirements for service on such committee set forth in the Limited Partnership Agreement and neither the Brookfield Members nor the TK Members shall have any right to appoint observers to the Conflicts Committee.

(vi)    The Board may appoint and remove (with or without cause), upon the affirmative vote of a majority of all the Directors then in office, the members of such committees; provided, however, that:

A.    such committees shall be comprised only of Directors;

B.    subject to compliance with the applicable requirements of the New York Stock Exchange (or any subsequent stock exchange on which the Limited Partnership’s equity securities are listed), any such committee shall be comprised of at least one Brookfield Director (provided the Brookfield Election Rights are still applicable) and one TK Director (provided the TK Election Rights are still applicable and TK has the right to elect at least two TK Directors) and the number of Brookfield Directors and the number of TK Directors on such committee shall be proportional (rounding up to the nearest whole number, as applicable, unless otherwise agreed by the TK Majority Holders and the Brookfield Majority Holders) to the number of Brookfield Directors and TK Directors on the Board;

C.    in the event that no Brookfield Directors are members of such a committee, the Brookfield Majority Holders shall have the right to appoint a non-voting observer to such committee (provided the Brookfield Election Rights are still applicable);

D.    in the event that no TK Directors are members of such a committee, the TK Majority Holders shall have the right to appoint a non-voting observer to such committee (provided the TK Election Rights are still applicable and TK has the right to elect at least two TK Directors); and

E.    notwithstanding anything in this Agreement to the contrary, at all times a majority of the Directors constituting any committee of the Board shall be persons who are not residents of Canada for the purposes of the Canadian Tax Act (except in the case of the death, resignation or dismissal of one or more Directors who are not residents of Canada for purposes of the Canadian Tax Act, provided that within 21 days of any such death, resignation or dismissal either (1) one or more new non-resident Directors shall be appointed to the applicable committee to replace each non-resident Director who died, resigned or was dismissed or (2) one or more Directors who are residents of Canada for purposes of the Canadian Tax Act shall resign from the applicable committee to achieve the required non-resident majority).

(h)    Actions that require Brookfield Approval. Until the Brookfield Directors constitute a majority of the number of Directors on the Board following the Exercise Date, the following direct and indirect actions will require the prior approval of the Brookfield Majority Holders acting in their sole discretion (and, for the avoidance of doubt, the Company and the TK Directors will not cause, authorize or permit the Company, the Limited Partnership or any of the Company’s or the Limited Partnership’s Subsidiaries to undertake any such actions without the prior approval of the Brookfield Majority Holders):

(i)    authorize, issue, split, combine, subdivide or reclassify any of the Company’s or the Limited Partnership’s equity interests, or securities exercisable for, exchangeable for or convertible into the Company’s or the Limited Partnership’s equity interests, or other equity or voting interests of the Company or the Limited Partnership other than issuances of equity interests, or securities exercisable for, exchangeable for or convertible into equity interests, of the Limited Partnership pursuant to (A) the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan as of the date hereof and (B) the Warrants issued to an Affiliate of Brookfield on the date hereof;

(ii)    any incurrence by the Company or the Limited Partnership or any of their respective Subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) (other than (A) in connection with the refinancing or refunding of then-existing indebtedness which is then due and payable, (B) to finance an acquisition, investment or expenditure that does not require the prior approval of the Brookfield Majority Holders under Section 3.1(h)(iv)(A) or (B)) in excess of $50 million in the aggregate at any time outstanding;

(iii)    any amendment, modification or waiver of the Certificate, this Agreement, the Certificate of Limited Partnership, the Limited Partnership Agreement, the Director Qualification Standards established under clause (b) of such definition, if any, or the corporate governance policies, ethics policies or anti-corruption policies applicable to the Company, the Limited Partnership or their respective Subsidiaries, or the conversion of either the Company or the Limited Partnership into a corporation or other form of organization;

(iv)    (A) acquiring or investing in, in a single transaction or a series of related transactions, any business or Person, by merger or consolidation, purchase of assets, properties, claims or rights or equity interests, or by any other manner, for an aggregate purchase price, including the assumption of liabilities, in excess of $50 million, (B) making capital expenditures in excess of $50 million in any fiscal year or (C) divesting, in a single transaction or a series of related transactions, any assets, properties, claims or rights or equity interests (excluding any depreciating assets that have reached the last 10% of their useful lives and are sold by the Company at fair market value) for an aggregate sales price in excess of $50 million;

(v)    the entry into or termination of, or material amendment or waiver of, the Master Services Agreement or any contract or transaction between the Company, the Limited Partnership or their respective Subsidiaries, on the one hand, and any Affiliate or Affiliates of the Limited Partnership, on the other, in excess of $1 million in the aggregate in any single transaction or series of related transactions;

(vi)    except as expressly permitted by any other clauses of this Section 3.1(h), the entry into or termination of, or material amendment or waiver of, by the Company, the Limited Partnership or any of their respective Subsidiaries, any contract or other agreement (or series of related contracts or other agreements), including any joint ventures, partnerships or similar arrangements, involving an amount (which may consist of cash, property, equity or other assets) exceeding $50 million;

(vii)    the entry into or termination of, or material amendment or waiver of, by the Company, the Limited Partnership or any of their respective Subsidiaries, any contract or other agreement (or series of related contracts or other agreements), including any joint ventures, partnerships or similar arrangements, that obligates the Company, the Limited Partnership or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a non-compete or “most favored nation” provision benefiting a party other than the Company, the Limited Partnership or any of their respective Subsidiaries (or modifying or waiving such a provision benefiting the Company, the Limited Partnership or any of their respective Subsidiaries);

(viii)    the institution or settlement by the Company, the Limited Partnership or any of their respective Subsidiaries of any litigation, arbitration, mediation or other dispute resolution proceeding with an amount in controversy in excess of $5 million or which subjects the Company, the Limited Partnership or any of their respective Subsidiaries to non-monetary relief;

(ix)    any (A) merger, amalgamation or consolidation of the Company or the Limited Partnership or their respective Subsidiaries with any other entity (other than as permitted by clause (iv) above), (B) spinoff or split-off of a business or assets of the Company or the Limited Partnership (other than as permitted by clause (iv) above) or (C) other action that requires approval by holders of the Common Units of the Limited Partnership;

(x)    increase or decrease of the size of the Board;

(xi)    hire or terminate a chief executive officer; chief financial officer; president or other principal executive officer of Teekay Offshore Production; president or other principal executive officer of Teekay Offshore Logistics; managing director or other principal executive officer of ALP Maritime Services B.V; or any president or principal executive officer of any business line or reporting segment, in each case, of the Limited Partnership;

(xii)    approve a business plan or an annual budget of the Limited Partnership involving an increase in expenditures in excess of five (5%) percent over the prior fiscal year;

(xiii)    any material change, through any acquisition, disposition of assets or otherwise, in the nature of the business or operations of the Company or the Limited Partnership and their respective Subsidiaries as of the date of this Agreement;

(xiv)    the declaration or payment by the Company of all dividends or other distributions in respect of its common equity or by the Limited Partnership of dividends or other distributions in respect of the common equity or preferred equity of the Company or the Limited Partnership, excluding, in the case of dividends declared and paid by the Limited Partnership, ordinary quarterly dividends of no more than $0.01 per unit;

(xv)    redeem, purchase or otherwise acquire any common equity or preferred equity of the Company or the Limited Partnership (other than from employees, directors and consultants performing services pursuant to an agreement under which the Company has the option to purchase such equity at or below the fair market value of such equity upon the occurrence of termination, retirement, death or disability or similar event);

(xvi)    any (A) Transfer by the Company of its General Partner Interest or Incentive Distribution Rights or (B) decision or action (including the giving of notice with respect thereto) by the Company to withdraw as general partner of the Limited Partnership;

(xvii)    with respect to the Company or the Limited Partnership, (A) commencing a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or a non-U.S. jurisdiction, (B) consenting to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law, (C) consenting to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or (D) making a general assignment for the benefit of creditors;

(xviii)    any Board action authorized by Sections 6.2(a)(iv), 7.3, 8.3, 8.4, 9.6, and 9.7; and

(xix)    agreeing, authorizing, resolving or recommending, whether in writing or otherwise, to do, or take any action reasonably likely to lead to or result in, any of the foregoing.

The Company will take all necessary actions to cause the Limited Partnership and the Limited Partnership’s Subsidiaries and their respective officers and directors to comply with the intentions of the parties as set forth in Section 3.1(h), including, upon the Brookfield Majority Holders’ request, the removal and replacement of any director or officer of the Company, the Limited Partnership or any of their respective Subsidiaries who knowingly and willingly authorizes, approves or attempts to implement any of the actions listed in clauses (i) through (xviii) above without the requisite approval under this Section 3.1(h).

3.2    Officers.

(a)    Appointment of Officers. Subject to Section 3.1(h), the Board may appoint individuals as officers (“officers”) of the Company, which may include a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (such as a Chief Operating Officer, a Treasurer or any number of Vice Presidents or Assistant Secretaries) as the Board deems advisable. Each Officer shall be a natural person who is not a resident of Canada for purposes of the Canadian Tax Act, and shall be authorized to, and shall, act in such capacity only outside of Canada. No officer need be a Member or a Director. An individual may be appointed to more than one office. The officers of the Company as of the date hereof are listed on the attached Schedule B.

(b)    Duties of Officers Generally. Under the direction of and at all times subject to the authority of the Board and the terms of this Agreement, the officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business, and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. In addition, the officers shall have such other powers and duties as may be prescribed by the Board or this Agreement. The Chief Executive Officer and the President shall have the power and authority to delegate to any agents or employees of the Company rights and powers of officers of the Company to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, as the Chief Executive Officer or the President may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers.

(c)    Authority of Officers. Subject to Section 3.2(a) and Section 3.2(b), any officer of the Company shall have the right, power and authority to transact business in the name of the Company or to act for or on behalf of or to bind the Company. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Company.

(d)    Removal, Resignation and Filling of Vacancy of Officers. Subject to Section 3.1(h), the Board may remove any officer, for any reason or for no reason, at any time. Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)    Compensation of Officers. Subject to Section 3.1(h), an officer of the Company shall be entitled to receive compensation from the Company (if any) as determined unanimously by the Board.

(f)    Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the Board and the terms of this Agreement, the Chief Executive Officer shall have general supervision over the day-to-day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under the BCA. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(g)    President. Under the direction of and, at all times, subject to the authority of the Board and the terms of this Agreement, the President, if any, shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the BCA. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(h)    Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Shares, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the BCA. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i)    Secretary. The Secretary shall (i) keep the minutes of the meetings of the Members and the Board in one or more books provided for that purpose; (ii) see that all notices to be given by the Company are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the Company records; (iv) keep a register of the addresses of each Member which shall be furnished to the Secretary by such Member; (v) have general charge of the Members Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under the BCA. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(j)    Other Officers. All other officers of the Company shall have such powers and perform such duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer.

(k)    Execution of Documents. Any agreements, contracts or other documents or correspondence executed by the Company, either on its own behalf or in its capacity as the general partner of the Limited Partnership, or by any Member in its capacity as a Member, shall be executed only outside of Canada.

3.3    Fiduciary Duties. Except as otherwise permitted by Section 3.1(h), the Directors, in the performance of their duties as such, shall owe to the Company and, through the Company, to the Members duties of loyalty and care of the type owed by the directors of a corporation to such corporation under the laws of the Republic of the Marshall Islands; provided, however, that, notwithstanding anything contained herein to the contrary, to the fullest extent permitted by law no Director shall have any duty or obligation to bring any “corporate opportunity” to the Company. The officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and care of the type owed by the officers of a corporation to such corporation under the laws of the Republic of the Marshall Islands; provided, however, that, notwithstanding anything contained herein to the contrary, to the fullest extent permitted by law no officer shall have any duty or obligation to bring any “corporate opportunity” to the Company.

3.4    Performance of Duties; Liability of Directors and Officers. In performing his or her duties, each of the Directors and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid), of the following other Persons or groups: (a) one or more officers or employees of the Company; (b) any attorney, independent accountant, or other Person employed or engaged by the Company; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 29 of the Act. No individual who is a Director or an officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director or an officer of the Company or any combination of the foregoing. To the full extent that the Act permits the limitation or elimination of liability of Directors, a Director shall not be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director.

3.5    Indemnification. Notwithstanding Section 3.3, the Directors and officers of the Company shall not be liable, responsible or accountable for damages or otherwise to the Company, or to the Members, and, to the fullest extent allowed by law, each Director and each officer of the Company shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses from and against all claims, liabilities, and expenses arising out of any management of Company affairs; provided that (A) such Director’s or officer’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and was reasonably believed by him to be within the scope of authority conferred on such Director or officer pursuant to this Agreement and (B) such course of conduct did not constitute gross negligence, willful misconduct or fraud on the part of such Director or officer and otherwise was in accordance with the terms of this Agreement (including compliance with the relevant fiduciary duties), as determined by a final and non-appealable judgment entered by a court of competent jurisdiction. The rights of indemnification provided in this Section 3.5 are intended to provide indemnification of the Directors and the officers to the fullest extent permitted by the Act regarding a limited liability company’s indemnification of its directors and officers (subject to the proviso contained in the previous sentence) and will be in addition to any rights to which the Directors or officers may otherwise be entitled by contract or as a matter of law (subject to the proviso contained in the previous sentence) and shall extend to such Director’s or officer’s heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.5. Each Director’s and each officer’s right to advancement of expenses (including legal fees and other expenses) pursuant to this Section 3.5 may be conditioned upon the delivery by such Director or such officer of a written undertaking to repay such amount if such individual is determined pursuant to this Section 3.5 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation. It is acknowledged and agreed that the Company shall be solely liable for indemnification and expense advancement obligations to each Director and each officer (notwithstanding any other right to indemnification or advancement of expenses that such Director or officer may have) and that no Member shall be obligated to contribute, advance or lend money to the Company to pay any indemnification and expense advancement obligations pursuant to this Section 3.5.

3.6    Prospective Amendments. No amendment, modification or repeal of Section 3.4 or Section 3.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future person entitled to be indemnified by the Company hereunder, nor the obligations of the Company to indemnify any such person under and in accordance with the provisions of this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE IV

Members

4.1    Registered Members. The Company shall be entitled to treat the owner of record of any Share as the owner in fact of such Share for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the Republic of the Marshall Islands.

4.2    Limitation of Liability. No Member will be obligated personally for any debt, obligation or liability of the Company or of any of its Subsidiaries or other Members by reason of being a Member, whether arising in contract, tort or otherwise. No Member will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or of any of its Subsidiaries or return distributions made by the Company. No Member or group of Members (unless such Member is a Director or officer of the Company, and then only in such capacity as a Director or officer of the Company) shall have any fiduciary or other duty to the Company, its Subsidiaries or any other Member with respect to the business and affairs of the Company and its Subsidiaries or otherwise.

4.3    Withdrawal; Resignation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 21 of the Act. So long as a Member continues to own or hold any Shares, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to own or hold any Shares, such Person shall no longer be a Member.

4.4    Death of a Member. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Shares owned by the deceased Member shall automatically be transferred to such Member’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs shall sign a joinder to this Agreement substantially in the form of Exhibit B attached hereto).

4.5    Authority. No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

4.6    Outside Activities. Subject to the terms of any written agreement by or between any Member or any Affiliate of any Member to the contrary (including the Amended and Restated Omnibus Agreement dated as of December 19, 2006, among the Limited Partnership, Teekay Corporation and certain of their respective Affiliates, as amended from time to time), to the fullest extent permitted by law (a) a Member may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities which compete with the Company or its Subsidiaries, and (b) no Member or group of Members (unless such Member is an employee of the Company or one of its Subsidiaries, and then only in such capacity as an employee) shall have any duty or obligation to bring any “corporate opportunity” to the Company or any of its Subsidiaries. Subject to the terms of any written agreement by any Member or any Affiliate of any Member to the contrary, none of the Company, its Affiliates or any other Member shall have any rights by virtue of this Agreement in any business interests or activities of any other Member or any Affiliate of any other Member.

4.7    No Effect on Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any lender in their capacity as a lender to the Company, the Limited Partnership or any of their respective Subsidiaries pursuant to any agreement which the Company, the Limited Partnership or any of their respective Subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, shall have no duty to consider (a) its or any of its Affiliates’ status as a direct or indirect equityholder of the Company, (b) the interests of the Company or the Limited Partnership or (c) any duty it or any of its Affiliates may have hereunder or otherwise to any other direct or indirect equityholder of the Company or the Limited Partnership, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

ARTICLE V

Shares; Membership

5.1    Shares Generally. The Equity Interests of the Members shall be represented by issued and outstanding Shares (which shall not be certificated unless otherwise determined by the Board). The Company shall maintain a schedule of all Members from time to time setting forth the percentage of Shares held by them (as the same may be amended, modified or supplemented from time to time, the “Members Schedule”), a copy of which as of the execution of this Agreement is attached hereto as Schedule A. Ownership of a Share (or fraction thereof) shall not, to the extent permitted by law, entitle a Member to call for a partition or division of any property of the Company or for any accounting.

5.2    Authorization of Shares. The Company is hereby authorized to issue Shares only.

5.3    Issuance of Shares. The Company shall not, without the prior written approval of the TK Majority Holders and the Brookfield Majority Holders, have the right to issue additional Shares after the date of this Agreement. Subject to the immediately preceding sentence, the Company shall not issue any Shares to any Person that is not already a Member unless such Person has executed and delivered to the Company the documents described in Section 5.4. Upon the issuance of Shares authorized pursuant to this Agreement, the Company shall adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

5.4    New Members from the Issuance of Shares. In order for a Person to be admitted as a Member of the Company pursuant to the issuance (subject to Section 5.3) or permitted transfer of Shares to such Person, such Person shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit B hereto. Upon the amendment of the Members Schedule by the Company and the satisfaction of any other applicable conditions set forth in this Agreement, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Shares, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Shares. The Company shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

5.5    Option Exercise; Right of Repurchase; Right of First Offer.

(a)    Upon the earliest of (i) the date on which the consents set forth on Schedule C are obtained (in the reasonable judgment of the Board), (ii) the date the Board waives the requirement in clause (i) above, and (iii) a TK Event of Default, Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall have the option to purchase from TK two percent (2%) of the then outstanding Shares in consideration of one million (1,000,000) Warrants (or, if TK does not own sufficient Shares, to purchase from TK Members in proportion to the TK Members’ ownership of Shares). The option provided by this Section 5.5(a) shall not terminate or expire until exercised by Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate). Within three (3) Business Days following the date on which Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) notifies TK in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its option pursuant to this Section 5.5(a), TK shall sell and deliver to Brookfield two percent (2%) of the then outstanding Shares and, in exchange therefor, Brookfield shall sell and deliver to TK (or the TK Members, if applicable) one million (1,000,000) Warrants, and the Company shall update Schedule A to reflect such Transfer (the date such transactions are consummated pursuant to this Section 5.5(a), the “Exercise Date”). The Shares and the Warrants sold and delivered pursuant to this Section 5.5(a) shall be sold free and clear of any Liens. The Company shall use its reasonable best efforts to obtain any consents, including making payments that are not material and adverse to the Company in connection with such consents, required to permit the Brookfield Holders to exercise the option set forth in this Section 5.5(a) without breaching, violating or contravening any contracts, instruments or agreements or, in the case of debt, the Company shall repay or refinance, or cause the Partnership to repay or refinance, any indebtedness required to be repaid or refinanced to permit the Brookfield Holders to exercise the option set forth in this Section 5.5(a) without breaching, violating or contravening any contracts, instruments or agreements if such a consent or an amendment thereof is not obtained, provided that doing so would not be reasonably likely to have a material adverse impact on the Company, the Limited Partnership and their respective Subsidiaries, taken as a whole. If requested by the Brookfield Majority Holders, the Board shall waive the requirements of clause (i) in the first sentence of this Section 5.5(a) unless the Board determines that such waiver is reasonably likely to have a material adverse impact on the Company, the Limited Partnership and their respective Subsidiaries, taken as a whole (it being understood that in measuring any such material adverse impact, the Board shall take into account mitigating actions that may be taken, including refinancing or repaying debt or paying a fee to obtain a consent). Without Brookfield’s prior written consent, TK will, at all times following the date of this Agreement, unless purchased pursuant to this Section 5.5, not Transfer or pledge any Shares if such Transfer or pledge would result in TK owning less than 2% of the then outstanding Shares free and clear of any Liens.

(b)    Following the Exercise Date, Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall have the option to sell to TK two percent (2%) of the then outstanding Shares in consideration of 80% of the VWAP Price per Share (and, if TK shall be unable to purchase such Shares, Brookfield shall sell to the TK Members in proportion to the TK Members’ ownership of Shares). The option provided by this Section 5.5(b) shall not terminate or expire until exercised by Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate). Within three (3) Business Days following the date on which Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) notifies TK in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its put option pursuant to this Section 5.5(b), Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall sell and deliver to TK (or such other TK Members, as applicable) two percent (2%) of the then outstanding Shares and, in exchange therefor, TK shall pay the Brookfield Members 80% of the VWAP Price per Share by wire transfer to a bank account designated in writing by the Brookfield Members within two Business Days following the date on which Brookfield notifies TK in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its put option pursuant to this Section 5.5(b), in immediately available funds, and the Company shall update Schedule A to reflect such Transfer. The Shares sold and delivered pursuant to this Section 5.5(b) shall be sold free and clear of any Liens. Following the exercise of such put option, TK (or such other TK Members, as applicable) shall have such rights as existed prior to the Exercise Date, and Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall have such rights as existed prior to the Exercise Date, including but not limited to the rights set forth in Section 3.1, Section 5.5 and Section 5.7; provided that following such put option (i) Section 5.5(a)(i) shall refer to any consents required to permit the Brookfield Holders to exercise the option set forth in Section 5.5(a) without resulting in a loss or termination of rights under any contract or instrument of the Limited Partnership or any of its Subsidiaries (without reference to

Schedule C) and (ii) the consideration to be paid to exercise the option in Section 5.5(a) shall be the VWAP Price per Share (rather than 1,000,000 Warrants). Without limiting the foregoing, this put option may be exercised by Brookfield in connection with the transfer of Shares by Brookfield or Brookfield’s successor under Section 13.7.

(c)    If the TK Members own at least fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis, and any of the Brookfield Members propose to sell (the “Brookfield Offering Members”) any of their respective interests in the Company (the “Offered Interests”), then, subject to the terms and conditions specified in this Section 5.5(c):

(i)    Prior to any such sale, the Brookfield Offering Members proposing to sell the Offered Interests shall notify TK in writing (the “Offering Holder Notice”) of such proposed sale, stating its bona fide intention to transfer the Offered Interests and identifying the percentage of Shares and Offered Common Units (as defined below) being offered, but excluding the price of such Offered Interests;

(ii)    Within fifteen (15) Business Days from the date of receipt of the Offering Holder Notice, TK may submit an offer in writing (the “ROFO Offer Notice,” and the offer contained in such ROFO Offer Notice, the “ROFO Offer”), which offer shall remain open for at least sixty (60) calendar days from the date of delivery of the ROFO Offer Notice (the “ROFO Offer Period”), to purchase all, but not less than all, of the Offered Interests for cash at the price specified in such ROFO Offer Notice (the “ROFO Offer Price”); provided that such ROFO Offer must include an offer to purchase any Common Units (the “Offered Common Units”) for cash at the price specified in such ROFO Offer Notice that the Brookfield Offering Members intend to sell in connection with the sale of the Offered Interests and specified in the Offering Holder Notice. Any ROFO Offer contained in any ROFO Offer Notice so delivered shall be binding upon delivery thereof and shall be irrevocable;

(iii)    During the ROFO Offer Period (which period may be extended by the Brookfield Offering Members, by written notice to TK, for a reasonable time not to exceed, in the aggregate, one hundred and eighty (180) calendar days (from the date of delivery of the ROFO Offer Notice), to the extent necessary to execute definitive documentation and obtain any required regulatory or governmental approvals (provided that the ROFO Offer is revocable by TK following the first 60 calendar days)), the Brookfield Offering Members may (but are not required to) sell the Offered Interests (A) to TK at the ROFO Offer Price or (B) to another Person at a price that equals or exceeds the ROFO Offer Price (it being understood that representations, warranties and other terms (other than price) of the sale of the Offered Securities may be as negotiated without reference to ROFO Offer); and

(iv)    If the Brookfield Offering Members do not receive a ROFO Offer Notice within fifteen (15) Business Days from the date of receipt of the Offering Holder Notice, TK shall be deemed to have waived all rights to purchase the Offered Interests under this Section 5.5(c) and the Brookfield Offering Members shall thereafter be free to sell the Offered Interests for the sixty (60) calendar day period following such fifteen (15) Business Day period (which period may be extended by the Brookfield Offering Members, by written notice to TK, for a reasonable time not to exceed, in the aggregate, one hundred and eighty (180) calendar days following such fifteen (15) Business Day period, to the extent necessary to execute definitive documentation and obtain any required regulatory or governmental approvals) without any further obligation to TK pursuant to this Section 5.5(c).

(v)    If the Brookfield Offering Members do not sell the Offered Interests to TK or another Person pursuant to Section 5.5(c)(iii) or (iv) within the applicable time periods set forth in such Sections, they may not subsequently sell the Offered Interests without complying with the provisions of Section 5.5 with respect to each such sale.

(vi)    The right of first offer set forth in this Section 5.5(c) shall not apply to common shares of the Company or the Limited Partnership if the Company or the Limited Partnership is converted into a corporation.

(d)    Provided that the TK Members own at least fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis, upon the Brookfield Members owning less than fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis, TK shall have the option to purchase all, but not less than all, of the Shares then held by all of the Brookfield Members in consideration of the VWAP Price per Share; provided that such option may not be exercised until following the consummation of any Transfer that causes the Brookfield Members to own less than fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis. Brookfield shall inform TK within two (2) Business Days of the date on which the Brookfield Members own less than fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis. The option provided by this Section 5.5(d) shall terminate fifteen (15) Business Days following the date on which Brookfield notifies TK in writing that the Brookfield Members own less than fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis. Within three (3) Business Days following the date on which TK notifies the Brookfield Members in writing that TK intends to exercise its option pursuant to this Section 5.5(d), the Brookfield Members shall sell and deliver to TK all of their Shares and, in exchange therefor, TK shall pay the Brookfield Members the VWAP Price per Share by wire transfer to a bank account designated in writing by the Brookfield Members within two Business Days following the date on which TK notifies the Brookfield Members in writing that TK intends to exercise its option pursuant to this Section 5.5(d), in immediately available funds, and the Company shall update Schedule A to reflect such Transfer. The Shares sold and delivered pursuant to this Section 5.5(d) shall be sold free and clear of any Liens.

(e)    Provided that the Brookfield Members own at least fifteen percent (15%) in the aggregate of the outstanding Common Units of the Limited Partnership, upon the TK

Members owning less than ten percent (10%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis, Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall have the option to purchase all, but not less than all, of the Shares then held by all of the TK Members in consideration of the VWAP Price per Share. TK shall inform Brookfield within two (2) Business Days of the date on which the TK Members own less than ten percent (10%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis. The option provided by this Section 5.5(e) shall terminate fifteen (15) Business Days following the date on which TK notifies Brookfield in writing that the TK Members own less than ten percent (10%) in the aggregate of the outstanding Common Units of the Limited Partnership, on a fully-diluted basis. Within three (3) Business Days following the date on which Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) notifies the TK Members in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its option pursuant to this Section 5.5(e), the TK Members shall sell and deliver to Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) all of their Shares and, in exchange therefor, Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall pay the TK Members the VWAP Price per Share by wire transfer to a bank account designated in writing by the TK Members within two Business Days following the date on which Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) notifies the TK Members in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its option pursuant to this Section 5.5(e), in immediately available funds, and the Company shall update Schedule A to reflect such Transfer. The Shares sold and delivered pursuant to this Section 5.5(e) shall be sold free and clear of any Liens.

(f)    On and following the Exercise Date, if a TK Event of Default has occurred, Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) shall have the option to purchase from the TK Member all, but not less than all, of the TK Members’ Shares in consideration the VWAP Price per Share. The option provided by this Section 5.5(f) shall not terminate or expire until exercised by Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate). Within three (3) Business Days following the date on which Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) notifies TK in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its option pursuant to this Section 5.5(f), the TK Members shall sell and deliver to Brookfield all of their respective Shares and, in exchange therefor, Brookfield shall pay the TK Members the VWAP Price per Share by wire transfer to a bank account designated in writing by TK within two Business Days following the date on which Brookfield notifies TK in writing that Brookfield (or such Brookfield Member or Brookfield Members as Brookfield shall designate) intends to exercise its option pursuant to this Section 5.5(f), in immediately available funds, and the Company shall update Schedule A to reflect such Transfer. The Shares sold and delivered pursuant to this Section 5.5(f) shall be sold free and clear of any Liens.

5.6    Drag Rights. In the event that the Brookfield Members agree to sell all or substantially all of their Common Units of the Limited Partnership and Shares of the Company,

the Brookfield Members shall have the right to initiate a sale of the Company and to require each other Member to participate in a sale of the Company on the same terms and conditions as the Brookfield Members, with each other Member being entitled to be paid its pro rata share of the aggregate consideration paid to all Members in such sale of the company.

5.7    Share Ownership. Notwithstanding anything herein or in the Registration Rights Agreement to the contrary, without the prior written consent of the Brookfield Majority Holders, (a) until the time at which the transition of the Schedule 2 companies shall have occurred as provided for in the Master Services Agreement Term Sheet attached to the Investment Agreement (or in a manner which is the equivalent in all material respects to that provided for in the Master Services Agreement Term Sheet and reasonably acceptable to Brookfield), no TK Member or any controlled Affiliate of Teekay Corporation will Transfer or hedge its Common Units or Warrants of the Limited Partnership, and (b) until the second anniversary of the date of this Agreement, neither Teekay Corporation nor its controlled Affiliates may Transfer, pledge, encumber or hedge its Common Units or its Warrants in the Limited Partnership, if such Transfer, pledge, encumbrance or hedge would result in Teekay Corporation and its controlled Affiliates, collectively, owning, and having economic exposure to (immediately after such Transfer, pledge, creating such encumbrance or hedge), Common Units with a Fair Market Value of less than $100 million (if then listed or admitted to trading on a securities exchange, based on the most recent closing price on the Principal Market for the Common Units) (which economic exposure must be to the Common Units without giving credit to the Warrants); provided, however, even if the events described above in clauses (a) and/or (b) have not occurred, the TK Members and controlled Affiliates of Teekay Corporation, collectively, may Transfer Common Units and Warrants that, as a percentage of the outstanding Common Units and Warrants (on an as-converted basis) owned by them immediately following the Closing of the purchase of Common Units and Warrants pursuant to the Investment Agreement, is no more than the percentage that Brookfield and its Affiliates, collectively, have Transferred or are contemporaneously Transferring as a percentage of their Common Units and Warrants (on an as-converted basis) owned immediately following the Closing of the purchase of Common Units and Warrants pursuant to the Investment Agreement. Further, notwithstanding the above, any restriction herein shall not apply to (i) any enforcement of the liens and security interests provided for in that certain Margin Loan Agreement dated as of December 21, 2012 among Teekay Finance Limited, the lenders party thereto, and Citibank, N.A., as administrative agent, and Teekay Corporation, as such may be amended, refinanced or replaced from time to time, even if the amount borrowed or the collateral provided thereunder is increased as a result of such amendment, refinancing or replacement, (ii) a sale in connection with a tender offer, merger or similar transaction involving the Limited Partnership, (iii) any recapitalization involving the Limited Partnership or (iv) any Transfer of Common Units or Warrants between or among TK, Teekay Corporation or its controlled Affiliates; provided that, the case of clauses (ii) and (iii), such transaction has been approved by the Board, or in the case of clause (ii), such tender offer is with respect to the purchase of a majority of the outstanding Common Units.

5.8    Preemptive Rights. Brookfield and TK agree that preemptive rights granted to the Company pursuant to Section 5.7 of the Limited Partnership Agreement (or any additional preemptive or similar rights otherwise granted to Brookfield, any Brookfield Members or their controlled Affiliates or to TK, any TK Members or their controlled Affiliates, in each case with respect to securities of the Limited Partnership) shall be allocated between Brookfield and its controlled Affiliates and TK and its controlled Affiliates, respectively, based on the relative percentages of the Limited Partnership’s Common Units and Warrants (on an as-converted basis) owned by each of (a) Brookfield and its controlled Affiliates and (b) TK and its controlled Affiliates on the date such rights first become exercisable with respect to a proposed issuance of securities by the Limited Partnership.

ARTICLE VI

Capital Contributions and Capital Accounts

6.1    Capital Contributions.

(a)    Ownership of Shares as of the Date Hereof. Contemporaneously with the execution of this Agreement, each Member as of the date hereof is deemed to have made the Capital Contribution and own the percentage, type, series and class of Shares, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof.

(b)    No Other Rights or Obligations. No Member shall make or be required to make any additional contributions to the Company with respect to such Member’s Shares. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

6.2    Capital Accounts.

(a)    Maintenance Rules. The Company shall maintain for each Member a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a). Each Capital Account shall be maintained in accordance with the following provisions:

(i)    Such Capital Account shall be increased by the cash amount or Book Value of any property contributed or deemed contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.

(ii)    Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3 and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)    If all or any portion of a Share is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Share (or portion thereof).

(iv)    If a new or existing Member contributes money or property to the Company (other than a de minimis amount as determined by the Board) as consideration for the issuance by the Company of any Shares after the date hereof, if a retiring or existing Member receives a distribution of money or property as consideration for any Shares of the Company after the date hereof, or upon any other events described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Capital Accounts of the Members may be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), in the discretion of the Board.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b)    Definition of Profits and Losses. “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)    The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii)    If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company).

(iii)    Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)    Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)    To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)    Items specially allocated pursuant to Sections 8.2 and 8.3 shall be excluded from the computation of Profits and Losses.

6.3    Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

6.4    No Withdrawal. No Member will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.

6.5    Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions.

6.6    Status of Capital Contributions.

(a)    No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b)    No Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

ARTICLE VII

Distributions

7.1    Generally.

(a)    Subject to Sections 3.1(h), 7.1(b), 7.2 and 7.3, the Board shall distribute all available cash to the holders of Shares, subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b)    Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the holders of Shares if such distribution would violate Section 40 of the Act or other applicable law.

7.2    Distributions. Subject to Section 3.1(h)(xiv), distributions of available cash shall be distributed on a quarterly basis to all of the holders of Shares, pro rata. Assets other than available cash (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the Board determines in its sole discretion, to all of the holders of Shares, pro rata.

7.3    Withholding Taxes. If the Company is required by law to make any payment on behalf of a Member in his, her or its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, or an imputed underpayment as defined under Section 6225 of the Code, etc.), then the Company will reduce current or subsequent distributions which would otherwise be made to such Member until the Company has recovered the amount paid on behalf of such Member (and the amount of such reduction will be deemed to have been distributed to such Member for all purposes of this Agreement), as determined in the discretion of the Board.

ARTICLE VIII

U.S. Tax Allocations

8.1    Allocations of Profits and Losses. The Company’s Profit and Loss for any fiscal period shall be allocated among the Members for U.S. tax purposes in such a manner that, as of the end of such fiscal period and to the extent possible, the Capital Account of each Member shall be equal to the respective net amount which would be distributed to such Member under this Agreement, determined as if the Company were to (a) liquidate the assets of the Company for an amount equal to their Book Value as of the end of such fiscal period and (b) distribute the proceeds in liquidation in accordance with Section 10.2.

8.2    Regulatory and Special Allocations. Notwithstanding the provisions of Section 8.1:

(a)    If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)    Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation

Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)    In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)    The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

8.3    Curative Allocations. If the Board determines, after consultation with counsel experienced in U.S. income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Member that would be affected thereby (which consent no such Member may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

8.4    Tax Allocations.

(a)    All income, gains, losses, deductions and credits of the Company shall be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the

Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Each item of income, gain, loss, deduction and credit realized by the Company in any Taxable Year shall be allocated pro rata to the Members according to the amount of Profit or Loss, as the case may be, allocated to them in such year.

(b)    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) using any method permitted by the Treasury Regulations and selected by the Board, so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value.

(c)    If the Book Value of any Company property is adjusted pursuant to Section 6.2(a)(iv), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value for purposes of Code Section 704(c) using any method permitted by the Treasury Regulations and selected by the Board.

(d)    Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

Allocations pursuant to this Section 8.4 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX

Elections and Reports

9.1    Generally. The Company will keep appropriate books and records with respect to the Company’s business, including all books and records required to be kept, maintained or retained pursuant to the Act or other applicable law or necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3. Access to the books and records of the Company shall be granted to Members and Managers as provided in the Act. Such books and records shall be kept at the principal office of the Company or at such other location outside of Canada.

9.2    Fiscal Year. Unless otherwise determined by the Board, the Company’s books and records shall be kept on a December 31 calendar year basis.

9.3    Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained outside Canada. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Board, subject to the other restrictions contained in this Section 9.3. All banking and finance activities (apart from those of a purely administrative nature) of the Company shall be conducted outside of Canada. Without limiting the foregoing: (a) no person who is resident in Canada for purposes of the Canadian Tax Act shall have sole signing authority with respect to any bank account of the Company; (b) if a person who is resident in Canada for purposes of the Canadian Tax Act has signing authority with respect to a bank account of the Company, no funds may be drawn on such bank account without authorization from one or more co-signatories who are non-residents of Canada for purposes of the Canadian Tax Act; (c) each person (other than a Canadian-resident co-signatory) who has signing authority with respect to a bank account of the Company shall exercise such signing authority only outside of Canada; and (d) treasury personnel of the Company and its Affiliates (through subcontracting arrangements) may be given electronic access to bank accounts of the Company, but only for purposes of processing payments as directed or approved by the applicable Director or officer of the Company.

9.4    Tax Status. The Members intend that the Company be treated as a partnership for United States federal, state and local income tax purposes, and the Company and each Member shall file all tax returns on the basis consistent therewith. The Company has filed, or shall file within 74 days of the Effective Date, an IRS Form 8832 electing to be treated as “disregarded as an entity separate from its owner” (within the meaning of Treasury Regulation Section 301.7701-3(b)(2)(i)(C)), which election is effective no later than the day prior to the Effective Date.

9.5    Reports. The Company will use reasonable best efforts to deliver or cause to be delivered, as soon as reasonably practicable following the end of each taxable year of the Company (and, in any event, will deliver not later than March 20) of each year, to each Person who was a Member at any time during the previous Taxable Year, all information (including a Schedule K-1) reasonably necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes). In addition, the Company will use reasonable best efforts to provide the Investor with the Form 1099 received by the Company in respect of its investment in the Limited Partnership no later than February 15 of each taxable year. The Company will cooperate with the Investor to provide any information with respect to the Company or the Limited Partnership that the Investor reasonably requests to satisfy any U.S. federal, state, local or non-U.S. tax reporting requirements of the Investor.

9.6    Tax Elections. The Board will determine whether to make or revoke any available election for the Company pursuant to the Code. Each Member will upon request supply the information necessary to give proper effect to any such election. At the request of the any Member, the Company will make an election under Section 754 of the Code, and any corresponding election under state, local or non-U.S. tax law.

9.7    Tax Controversies. The Board shall designate the “tax matters partner” (as such term is defined in Code Section 6231 to the extent applicable for taxable years beginning before January 1, 2018) for the Company and the “partnership representative” for purposes of the Partnership Tax Audit Rules for the Company (in each case, the “Tax Matters Partner”), provided that the Board may replace the Tax Matters Partner at any time. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith, in each case, at the direction of the Board. Each Member agrees to cooperate with the Tax Matters Partner and/or the Board and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner and/or the Board with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Board will have sole discretion to determine whether the Company will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. The Board may cause the Tax Matters Partner to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to U.S. Department of Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 9.7, of the Tax Matters Partner; and each other Member agrees to take such other actions as may be requested by the Tax Matters Partner and/or the Board to ratify or confirm any such designation pursuant to this Section 9.7.

9.8    Passive Foreign Investment Company. The Board shall use reasonable best efforts to cause the Limited Partnership to determine, on an annual basis, based on the advice of the Limited Partnership’s accountant or other tax advisor, whether the Limited Partnership or any of the Limited Partnership’s Subsidiaries is a passive foreign investment company, within the meaning of Section 1297 of the Code. If the Board determines in accordance with the preceding sentence that the Limited Partnership or any of the Limited Partnership’s Subsidiaries is a passive foreign investment company, within the meaning of Section 1297 of the Code, the Board shall for that year and thereafter use its reasonable best efforts to cause the Limited Partnership, on an annual basis, to provide to the Brookfield Members such information that (a) the Brookfield Members (or their direct or indirect owners) reasonably request to enable the Brookfield Members (or their direct or indirect owners) to complete their U.S. Internal Revenue Service Forms 8621 with respect to any of their investments in the Limited Partnership and (b) will enable the Brookfield Members (or their direct or indirect owners) to make and/or maintain a “qualified electing fund” election with respect to any of their investments in the Limited Partnership, as such terms are defined in Section 1295 of the Code and the Treasury Regulations thereunder.

ARTICLE X

Dissolution and Liquidation

10.1    Dissolution. Subject to Section 3.1(h) and Section 46 of the Act, the Company shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a)    Upon the election to dissolve the Company upon approval by all of the parties hereto; or

(b)    The entry of a decree of judicial dissolution under Section 47 of the Act; provided, that, notwithstanding anything contained herein to the contrary, no Member shall make an application for the dissolution of the Company pursuant to Section 47 of the Act without the approval of the Board.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2    Liquidation.

(a)    Liquidator. Upon dissolution of the Company, the Board will appoint a Person (who shall not be a resident of Canada for purposes of the Canadian Tax Act) to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator will agree not to resign at any time without 30 days’ prior written notice to the Board. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive as compensation for its services (1) no additional compensation, if the Liquidator is an employee of the Company or any of its Subsidiaries or of any of the Members, or (2) if the Liquidator is not such an employee, such compensation as the Board may approve, plus, in either case, reimbursement of the Liquidator’s out-of-pocket expenses in performing its duties.

(b)    Liquidating Actions. The Liquidator will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of the Act or other applicable law:

(i)    First, to the payment of the Company’s debts and obligations to its creditors (including Members and Managers), including sales commissions and other expenses incident to any sale of the assets of the Company, in order of the priority provided by the Act and other applicable law;

(ii)    Second, to the establishment of and additions to such reserves as the Board deems necessary or appropriate; and

(iii)    Third, to the Members, in accordance with Section 7.2.

The reserves established pursuant to clause (ii) above will be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board deems advisable, such reserves will be distributed to the Members in the manner provided above in this Section 10.2(b). The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Member pursuant to this Section 10.2(b).

(c)    Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.2(b), if upon dissolution of the Company the Board determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

(d)    Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Company (or any Member’s interest in the Company) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e)    Termination. Upon completion of the distribution of the assets of the Company as provided in Section 10.2(b), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the Republic of the Marshall Islands and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the Republic of the Marshall Islands and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

Transfer of Shares

11.1    Restrictions.

(a)    Transfers by TK Members. A TK Member may Transfer Shares only if such Transfer has been approved in writing by the Brookfield Majority Holders (which approval the Brookfield Majority Holders shall provide only in their sole discretion); provided, that a TK Member may Transfer Shares to Affiliates controlled by Teekay Corporation without the approval of the Brookfield Majority Holders subject to this Article XI. Each TK Member agrees that, if TK is unable to fulfill any obligation relating to communications or determinations hereunder, the TK Member that owns the greatest percentage of Shares of the TK Members shall fulfill TK’s obligation therefor.

(b)    Void Transfers. Each TK Member acknowledges and agrees that, to the fullest extent permitted by applicable law, such TK Member shall not Transfer any Share(s) except in accordance with the provisions of this Article XI. Any attempted Transfer in violation of the preceding sentence shall, to the fullest extent permitted by applicable law, be deemed null and void for all purposes, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Share(s) for any purpose.

11.2    General Restrictions on Transfer.

(a)    Notwithstanding anything to the contrary in this Agreement, no transferee of any Share(s) received pursuant to a Transfer (but excluding transferees that were Members immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Shares they so acquire) shall become a Member in respect of or be deemed to have any ownership rights in the Share(s) so Transferred unless the purported transferee is admitted as a Member as set forth in Section 11.3.

(b)    Following a Transfer of any Share(s) that is permitted under this Article XI, the transferee of such Share(s) shall succeed to the Capital Account associated with such Share(s) and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Share(s). Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c)    Any Member who Transfers all of his or its Shares (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

(d)    Brookfield shall be permitted to Transfer its Shares to a transferee who executes and delivers to the Company a joinder to this Agreement substantially in the form of Exhibit B attached hereto.

11.3    Procedures for Transfer.

(a)    The Board shall cause the Company to modify the Members Schedule from time to time to reflect any Transfer permitted under this Article XI and the admittance of any such new Member.

(b)    Subject in all events to the general restrictions on Transfers contained in Sections 11.1, 11.2 and 11.5, no Transfer of Share(s) may be completed to a Person that is not already a Member until the prospective transferee is admitted as a Member of the Company by executing and delivering to the Company a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit B hereto. Upon the amendment of the Members Schedule by the Company, such prospective transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company.

11.4    Legend. Any certificates or instruments representing the Shares, if any, will bear the following legend or one that is in similar form:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE ISSUER AND ITS MEMBERS. A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT AS IN EFFECT FROM TIME TO TIME WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

11.5    Limitations.

(a)    In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Share shall be permitted or recognized by the Company (within the meaning of Treasury Regulation Section 1.7704-1(d)) and the Company shall not issue any Shares if and to the extent that such Transfer or issuance would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(b)    Notwithstanding anything to the contrary in this Agreement, no Share may be Transferred and the Company may not issue any Share unless (i) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708, unless the Board determines that any such termination will not have a material adverse impact on the Members and (iv) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Company or its Members.

ARTICLE XII

Certain Agreements

12.1    Financial Statements and Confidentiality.

(a)    In addition to, and without limiting, any other rights the Brookfield Members may have under the Act or other applicable law, until the Brookfield Directors constitute a majority of the Board following the Exercise Date, the Company agrees to provide each Brookfield Member the following:

(i)    not less than 7 days prior to the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)), a summary of any significant transaction and affiliate transaction entered into or completed, or expected to be entered into or completed, within such quarter;

(ii)    within 7 days after the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)), a draft financial report in the form of the reporting template provided to the Company by the Brookfield Members (the “Draft Quarterly Report”);

(iii)    within 14 days of the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)), a second financial report in the form of the reporting template provided to the Company by the Brookfield Members (the “Updated Quarterly Report”), which Updated Quarterly Report will include any updates or revisions to the Draft Quarterly Report provided by the Company in respect of such quarter;

(iv)    within 30 days of the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)), the auditor of the Company and of the Limited Partnership will respond to the referral instructions provided by the Brookfield Members’ auditor;

(v)    within 60 days after the end of each fiscal year, consolidated financial statements (which shall include a consolidated balance sheet and consolidated statements of income and cash flows) for the Limited Partnership for such fiscal year audited by a firm of independent certified public accountants of recognized national standing selected by the Board in accordance with United States generally accepted accounting principles as in effect from time to time;

(vi)    within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter as set forth in clause (i) above), consolidated financial statements (which shall include a consolidated balance sheet and consolidated statements of income and cash flows) for the Limited Partnership, reviewed in accordance with AU Section

722 by a firm of independent certified public accountants of recognized national standing, in accordance with United States generally accepted accounting principles as in effect from time to time;

(vii)    within 30 days after the end of each calendar month, unaudited consolidated monthly financial reports showing income from vessel operations for the business units of the Limited Partnership for such calendar month;

(viii)    45 days following the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)), a forecast in respect of the succeeding quarter;

(ix)    prior to the end of the third fiscal quarter in each fiscal year, a forecast, budget and business plan for the Limited Partnership for the succeeding five fiscal years, including (A) projected quarterly statements of income and (B) projected statements of cash flows and liquidity for the Limited Partnership;

(x)    any additional information reasonably required by any Brookfield Member for purposes of fulfilling its disclosure and reporting obligations pursuant to (i) any rules and regulations of the Toronto Stock Exchange or the New York Stock Exchange; (ii) the provisions of the Ontario Securities Act and any regulations promulgated thereunder; (iii) any rules or regulations of the Securities and Exchange Commission, and (iv) the requirements, the rules and regulations promulgated thereunder of the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, including in all cases where information is required for the purposes of evaluating and certifying adequate internal controls over financial reporting;

(xi)     any additional financial and operational information required by any Brookfield Member for purposes of fulfilling its public reporting requirements and/or its obligations in respect of any private fund investor reporting requirements;

(xii)    (iv)(x) reasonable access to the auditor of the Company and of the Limited Partnership, including for purposes of discussing each Draft Quarterly Report and each Updated Quarterly Report, which Updated Quarterly Reports shall each receive sign off from the auditor of the Company and of the Limited Partnership;

(xiii)    reasonable access to the offices and the properties of each of the Company, the Limited Partnership and their respective Subsidiaries, including its and their books and records, all upon reasonable notice and at such reasonable times and as often as the Brookfield Member may reasonably request;

(xiv)    an opportunity to receive and discuss with senior management of the Limited Partnership on a regular basis, during normal business hours and without unduly interfering with the operation of the business, monthly reports regarding financial, operating, strategic and such other matters relating to the management of the Limited

Partnership as may be mutually acceptable to management and the Limited Partnership in good faith, including for certainty, a quarterly call with members of the Brookfield Members’ finance team within 10 days following the end of each fiscal quarter (including for certainty the end of the fourth fiscal quarter (the end of the fiscal year)); and

(xv)    copies of all substantive materials provided to the Board at substantially the same time as such materials are provided to the Board.

Notwithstanding any provision in this Section 12.1(a) to the contrary, the information and materials described in this paragraph shall only be furnished to Brookfield Members who have provided such representations, warranties and assurances, as the Company may reasonably request that such documents (and the contents thereof) are not required by any law to be disclosed to any other Person and that such Brookfield Member will not disclose such documents (or any contents thereof) to any other Person who may be required by law to disclose such documents (or any contents thereof), in each case other than disclosure permitted by Section 12.1(b) or required by the Act.

(b)    Confidentiality. All information disclosed by the Company pursuant to Section 12.1(a) or otherwise pursuant to this Agreement shall be confidential information of the Company (other than information which is publicly available not pursuant to a breach of this Section 12.1(b)) and, unless otherwise provided in this Agreement or consented to by the Board in writing in advance, shall not be disclosed to any third party other than (i) employees, consultants, advisors, accountants, attorneys and other representatives of such Member recipient or its respective Affiliates on a need-to-know basis, (ii) in the case of any Member that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such Member of any such information in confidence to such Member’s investors, (iii) the disclosure by such Member of any such information to any prospective purchaser of Shares pursuant to a customary confidentiality agreement and (iv) subject to the next sentence, as required by law or court order. The obligations of the Members hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, regulations, stock exchange rules or regulations, subpoena, civil investigative demand or other proceeding; provided that (x) as soon as reasonably practicable and to the extent permitted by law, such Member shall notify the Company thereof, which notice shall include the basis upon which such Member believes the information is required to be disclosed and (y) such Member shall, if requested by the Company and at the sole cost and expense of the Company, reasonably cooperate with the Company to protect the continued confidentiality thereof.

ARTICLE XIII

Miscellaneous Provisions

13.1    Notices.

(a)    All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic transmission (including facsimile or email) against electronic delivery confirmation or mailed by internationally recognized overnight courier prepaid, to (i) any Member, at such Member’s address set forth on the Members Schedule attached hereto or as most recently delivered to all Members by the Company, and (ii) the Company, to the Company’s Chief Executive Officer, President and Secretary at the Company’s principal place of business (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b)    All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 13.1(a) be deemed given upon delivery, (ii) if delivered by electronic transmission to the facsimile number or email as provided for in Section 13.1(a), be deemed given upon delivery if delivered on a Business Day by 5:00 p.m., New York City time, or otherwise on the next Business Day and (iii) if delivered by overnight courier to the address as provided in Section 13.1(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 13.1).

13.2    Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the Republic of the Marshall Islands, and specifically the Act, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Republic of the Marshall Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Republic of the Marshall Islands; provided that Sections 5.5, 5.6, 5.7 and 12.1(b) shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

13.3    No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

13.4    Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

13.5    Amendments. Except as otherwise expressly set forth in this Agreement (including Section 11.3(a)), the Certificate and this Agreement may be amended or restated only upon the written consent of both the Brookfield Majority Holders and the TK Majority Holders, and any such amendment or restatement to which such written consent is obtained will be binding upon the Company and each Member.

13.6    Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” and other words of similar import mean “including, without limiting the generality of the foregoing” and where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. References to Sections, Articles, Schedules and Exhibits are referenced to Sections or Articles of, or schedules or Exhibits to, as the case may be, this Agreement. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural. References to “$” are to United States dollars.

13.7    Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members, their respective successors and permitted assigns. All of the rights and privileges of Brookfield under this Agreement are automatically assigned to a transferee of any Brookfield Member who purchases a majority of the aggregate Shares, and a majority of the aggregate Common Units, held by all the Brookfield Members and executes and delivers to the Company a joinder to this Agreement substantially in the form of Exhibit B attached hereto and such transferee shall thereafter be Brookfield’s successor under this Agreement and all references in this Agreement to Brookfield shall thereafter refer to such transferee, including such transferee and its controlled Affiliates succeeding to the rights, privileges and obligations of the “Brookfield Members” under this Agreement.

13.8    Counterparts; Email and Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

13.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall to the fullest extent permitted by law be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.10    Remedies. Each of the parties to this Agreement shall to the fullest extent permitted by law be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Members agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit, any requirement for which is hereby waived) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

13.11    Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or other day that is not a Business Day, the time period shall be automatically extended to the Business Day immediately following such Saturday, Sunday or other day.

13.12    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

13.13    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.14    Entire Agreement and Incorporation by Reference. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

13.15    Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party including, but not limited to, any creditor of the Company.

13.16    Venue and Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY) SHALL TO THE FULLEST EXTENT PERMITTED BY LAW BE BROUGHT SOLELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH MEMBER HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS; PROVIDED THAT IF THE COURTS LISTED ABOVE DO NOT HAVE JURISDICTION OR VENUE OVER ANY SUIT, LEGAL ACTION OR PROCEEDING (OR OTHERWISE REFUSE TO ADJUDICATE SUCH SUIT, LEGAL ACTION OR PROCEEDING) ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY), SUCH MATTER SHALL BE BROUGHT SOLELY BEFORE THE COURTS OF THE REPUBLIC OF THE

MARSHALL ISLANDS AND EACH MEMBER HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH MEMBER IRREVOCABLY AND UNCONDITIONALLY TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.17    Further Assurances. Each party to this Agreement shall execute and deliver such further instruments and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

13.18    Compliance. Each Member hereby covenants that it will not, and will cause its Subsidiaries not to, intentionally violate Anticorruption Laws in furtherance of the business of the Company and the Limited Partnership and their respective Subsidiaries. In the event the Company becomes aware of any violation of Anticorruption Laws, it will promptly notify its Members of any violation. For purposes of this Section 13.18, “Anticorruption Laws” means, collectively, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, the Brazilian Anti-Corruption Act (Law No. 12,846 of August 1, 2013 ruled by Decree No. 8420, of March 18, 2015), the Brazilian Improbity Law (Law No. 8,429 of June 2, 1992), the Canadian Corruption of Foreign Public Officials Act (S.C. 1998 c. 34, as amended June 19, 2013) and any other applicable anti-bribery or anti-corruption laws under any applicable jurisdictions.

13.19    No Vote to Remove the General Partner. As long as a TK Member has rights under this Agreement, none of the Brookfield Members shall vote Common Units in the Limited Partnership to remove the Company as the general partner of the Limited Partnership pursuant to Section 11.2 of the Limited Partnership Agreement, or elect another Person as a general partner of the Limited Partnership. As long as a Brookfield Member has rights under this Agreement, none of the TK Members shall vote Common Units in the Limited Partnership to remove the Company as the general partner of the Limited Partnership pursuant to Section 11.2 of the Limited Partnership Agreement, or elect another Person as a general partner of the Limited Partnership

13.20    Successor Corporation. If the Company undergoes any recapitalization or restructuring or change in form of organization or the Company forms a new entity to succeed to its ownership interest in the Limited Partnership, the terms of this Agreement shall apply to the recapitalized, restructured or successor entity mutatis mutandis to the extent reasonably practicable to provide the Members hereof with as nearly equivalent rights as are provided hereunder, and the Members shall make such related further changes to this Agreement as are reasonably required to achieve such nearly equivalent rights.

*    *    *    *

IN WITNESS WHEREOF, the undersigned, have executed this Second Amended and Restated Limited Liability Company Agreement of Teekay Offshore GP L.L.C. as of the Effective Date.

TEEKAY HOLDINGS LIMITED

By:
Name:
Title:

BROOKFIELD TK TOGP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By:
Name:
Title:

Schedule A

Teekay Offshore GP L.L.C.

Members Schedule

(as of [●], 2017)

% of Shares
Teekay Holdings Limited 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton, HM 08, Bermuda		51%
Attn. Corporate Secretary
Facsimile:	(441) 298-2530
Email:	Edie.Robinson@teekay.com

With a copy to (which copy alone shall not constitute notice):

Perkins Coie LLP 1120 NW Couch St., Tenth Floor
Portland, OR 97209
Attention:	David S. Matheson
Gina K. Eiben
Facsimile:	(503) 346-2008
Email:	DMatheson@perkinscoie.com
GEiben@perkinscoie.com

Brookfield TK TOLP G.P.		49%
c/o Brookfield Capital Partners (Bermuda) Ltd. 73 Front Street, 5th Floor
Hamilton HM 12, Bermuda
Attention: Manager - Corporate Services
Facsimile:	(441) 296-4475
Email:	Jane.Sheere@brookfield.com

With a copy to (which copy alone shall not constitute notice):

Brookfield TK TOLP G.P. c/o Brookfield Capital Partners Ltd.
Brookfield Place, Suite 300 181 Bay Street
Toronto, Ontario, M5J 2T3
Attention:	Ryan Szainwald, Senior Vice President
Facsimile:	(416) 369-2301
Email:	Ryan.Szainwald@brookfield.com

With a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention:	Joshua N. Korff, Esq.
Elazar Guttman, Esq.
Ross M. Leff, Esq.
Facsimile:	(212) 446-4900
Email:	JKorff@kirkland.com
Elazar.Guttman@kirkland.com
Ross.Leff@kirkland.com

	Total	100%

Schedule B

Officers of Teekay Offshore GP L.L.C.

(as of [●], 2017)1

[1]	[NTD: Officers post-closing, if any, to be confirmed]

Schedule C

CONSENTS

The consents in respect of the contracts described in Section 6.03(l)(E) of the Company Disclosure Letter delivered pursuant to that certain Investment Agreement, dated July [●], 2017, by and between the Limited Partnership and Brookfield.

Exhibit A

CERTIFICATE OF FORMATION

(Attached)

Exhibit B

FORM OF JOINDER TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Second Amended and Restated Limited Liability Company Agreement of Teekay Offshore GP L.L.C., a Marshall Islands limited liability company (the “Company”), dated as of [●], 2017, as amended or restated from time to time, by and among the Members of the Company (the “Agreement”), is made and entered into as of                      by and between the Company and                      (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired                  Shares from                      and the Agreement and the Company require Holder, as a holder of such Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.    Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

2.    Members Schedule. For purposes of the Members Schedule, the address of the Holder is as follows:

[Name]

[Address]

3.    Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the Republic of the Marshall Islands, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4.    Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.    Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Second Amended and Restated Limited Liability Company Agreement of Teekay Offshore GP L.L.C. as of the date set forth in the introductory paragraph hereof.

TEEKAY OFFSHORE GP L.L.C.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title: